                                                                     EXHIBIT 5.1


                    [LETTERHEAD OF THACHER PROFFITT & WOOD]







                                                                   July 30, 1999


Rome Bancorp, Inc.
c/o The Rome Savings Bank
100 W. Dominick Street
Rome, New York 13440

        Re:    Rome Bancorp, Inc.
               ------------------

Ladies and Gentlemen:

     We have acted as special counsel to Rome Bancorp, a Delaware corporation (the "Company"), in connection with the proposed registration under the Securities Act of 1933, as amended, by the Company of an aggregate of 2,545,813 shares of Common Stock, $0.01 par value per share, of the Company (the "Shares"), and the related preparation and filing by the Company with the Securities and Exchange Commission of a Registration Statement on Form SB-2 (the "Registration Statement") pursuant to the amended Plan of Reorganization (the "Plan"). In rendering the opinion set forth below, we do not express any opinion concerning law other than the federal law of the United States.

     We have examined originals or copies, certified or otherwise identified, of such documents, corporate records and other instruments, and have examined such matters of law, as we have deemed necessary or advisable for purposes of rendering the opinion set forth below. As to matters of fact, we have examined and relied upon the factual representations of the Company contained in the Registration Statement and, where we have deemed appropriate, representations or certificates of officers of the Company or public officials. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents submitted to us as copies. In making our examination of any documents, we have assumed that all parties, other than the Company, had the corporate power and authority to enter into and perform all obligations thereunder, and, as to such parties, we have also assumed the due authorization by all requisite action, the due execution and delivery of such documents, and the validity and binding effect and enforceability thereof.

Rome Bancorp, Inc.
July 30, 1999                                                            Page 2.

     Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and exchanged as contemplated in the Registration Statement and the Plan, will be validly issued and outstanding, fully paid and non-assessable.

     In rendering the opinion set forth above, we have not passed upon and do not purport to pass upon the application of securities or "blue-sky" laws of any jurisdiction (except federal securities laws).

     This opinion is given solely for the benefit of the Company and investors who purchase shares of common stock of the Company pursuant to the Registration Statement, and may not be relied upon by any other person or entity, nor quoted in whole or in part, or otherwise referred to in any document without our express written consent.

     We consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to our name in the Prospectus contained in the Registration Statement under the heading "Legal and Tax Opinions."

                                    Very truly yours,

                                    Thacher Proffitt & Wood

                                        /s/ V. Gerard Comizio
                                    By:_______________________
                                       V. Gerard Comizio